Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Raphael Gross

203-682-8253

investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Fourth Quarter and Full Year 2012 Results

Addison, TX - (Businesswire) - February 28, 2013 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the fourth quarter and the full year of 2012 which ended on December 30, 2012.

Highlights of Fourth Quarter 2012 Results Include:

•	Total revenues increased 8.2% to $126.6 million compared to $116.9 million in the prior year period;

•	Comparable restaurant sales increased 8.3% at Pollo Tropical and 6.8% at Taco Cabana;

•	Comparable restaurant guest traffic increased 6.7% at Pollo Tropical and 4.2% at Taco Cabana;

•	One Company-owned Pollo Tropical and two Company-owned Taco Cabana restaurants were opened; and

•

Net income increased $2.7 million to $2.6 million in the fourth quarter of 2012, or $0.11 per diluted share, compared to net loss of $(0.1) million, or $(0.01) per diluted share, in the fourth quarter of 2011.

Tim Taft, President and Chief Executive Officer of Fiesta, commented, “We are pleased to have completed 2012 from a position of strength by delivering outstanding financial results in the fourth quarter. Pollo Tropical and Taco Cabana both posted robust comparable restaurant sales and transaction growth over the three-month period, which enabled us to achieve substantially higher operating profitability. We believe our menu selections, value proposition, marketing messages, and elevated dining experience are clearly resonating with a growing customer base, and underscore what we believe is our substantial opportunity to profitably grow both concepts.”

Taft continued, “New restaurant development will be key to our go-forward business strategy, and we plan to open 14 to 17 Company-owned restaurants in 2013 on top of the 10 Company-owned restaurants openings in 2012. While most of this year’s growth will be in core Texas and Florida markets, Pollo Tropical opened its first of two locations planned for 2013 in the Nashville area on February 1st, and will further expand its emerging presence in Atlanta, as well. Internationally, franchise development is expected to consist of more than 10 Pollo Tropical restaurant openings in 2013, including our first franchised restaurant in India. Considering our own Company initiatives to develop an increasing number of new Company-owned restaurants over time and brand initiatives to continue to grow comparable restaurant sales, along with the substantial completion of the transition from Carrols, we believe that 2013 is poised to be a very exciting year for Fiesta.”

Fourth Quarter Financial Review

Consolidated Results

Total revenues increased 8.2% in the fourth quarter of 2012 to $126.6 million from $116.9 million in the fourth quarter of 2011. Restaurant sales in the fourth quarter of 2012 increased 8.1% to $125.9 million from $116.5 million in the fourth quarter of 2011, due primarily to comparable restaurant sales growth at both Pollo Tropical and Taco Cabana. Franchise revenues in the fourth quarter of 2012 increased to $649,000 from $477,000 in the prior year period.

Cost of sales improved as a percentage of restaurant sales in the fourth quarter of 2012 compared to the prior year period primarily due to increases in menu pricing, lower commodity costs and sales mix. Restaurant wages and related expenses improved as a percentage of restaurant sales primarily due to the positive impact of a sales increase on fixed costs. Other restaurant operating expenses increased as a percentage of restaurant sales primarily due to new restaurant opening expenses that were partially offset by the positive impact of a sales increase on fixed costs and lower utility rates. Advertising expense increased as a percentage of restaurant sales primarily due to timing.

Rent expense increased $1.9 million to $6.3 million in the fourth quarter of 2012 compared to $4.4 million in the prior year period. Rent expense was $1.6 million higher in the fourth quarter of 2012 compared to the fourth quarter of 2011 primarily due to certain transactions that qualified for sale-leaseback accounting treatment (and the related leases being treated as operating leases) upon the spin-off on May 7, 2012, that, until that time, had been classified as lease financing obligations, as previously disclosed.

General and administrative expenses increased $0.7 million to $11.1 million in the fourth quarter of 2012 from $10.4 million in the fourth quarter of 2011, due primarily to Fiesta employee additions and costs incurred to transition various information technology functions from the Company’s former parent company, Carrols Restaurant Group, Inc. (“Carrols”).

Depreciation and amortization decreased $0.4 million to $4.6 million in the fourth quarter of 2012 from $5.0 million in the fourth quarter of 2011, primarily due to the elimination of depreciation expense of $0.5 million as a result of the qualification for sale treatment of certain sale-leaseback transactions upon completion of the spin-off.

Interest expense decreased $2.6 million to $5.1 million in the fourth quarter of 2012 from $7.7 million in the fourth quarter 2011, primarily because of the elimination of $2.7 million in interest expense as a result of the qualification for sale treatment of certain sale-leaseback transactions upon the completion of the spin-off.

The provision for income taxes in the fourth quarter of 2012 was derived using an effective annual income tax rate of 34.2% as compared to an effective annual tax rate for 2011 of 32.7%, primarily due to the expiration of the Work Opportunity Tax Credit and the HIRE Act retention tax credit effective 2011. The 2012 effective annual tax rate does not include any impact from the reenactment of the Work Opportunity Tax Credit subsequent to year end.

Net income increased to $2.6 million in the fourth quarter of 2012, or $0.11 per diluted share, compared to net loss of $(0.1) million, or $(0.01) per diluted share, in the fourth quarter of 2011.

Brand Results

Pollo Tropical restaurant sales increased 8.8% to $56.1 million in the fourth quarter of 2012 from $51.6 million in the fourth quarter of 2011, primarily due to a comparable restaurant sales increase of 8.3%. The growth in comparable restaurant sales resulted from a 6.7% increase in guest traffic along with a 1.6% increase in average check. Pollo Tropical franchise revenues increased to $435,000 in the fourth quarter of 2012 from $403,000 in the fourth quarter of 2011. Adjusted Segment EBITDA for Pollo Tropical increased to $7.9 million in the fourth quarter of 2012 from $7.8 million in the fourth quarter of 2011. However, Adjusted Segment EBITDA was negatively impacted by an increase in rent expense of $0.6 million in the fourth quarter of 2012 compared to the fourth quarter of 2011 due to the qualification for sale treatment of sale-leaseback transactions upon the completion of the spin-off, as discussed above.

Taco Cabana restaurant sales increased 7.6% to $69.8 million in the fourth quarter of 2012 from $64.9 million in the fourth quarter of 2011, primarily due to a comparable restaurant sales increase of 6.8%. The growth in comparable restaurant sales resulted from a 4.2% increase in guest traffic along with a 2.6% increase in average check. Taco Cabana franchise revenues increased to $214,000 in the fourth quarter of 2012 from $74,000 in the fourth quarter of 2011 primarily due to the franchising of two previously Company-owned restaurants in New Mexico. Adjusted Segment EBITDA for Taco Cabana decreased to $5.9 million in the fourth quarter of 2012 from $6.1 million in the fourth quarter of 2011. Adjusted Segment EBITDA was negatively impacted by an increase in rent expense of $1.0 million in the fourth quarter of 2012 compared to the fourth quarter of 2011 due to the qualification for sale treatment of sale-leaseback transactions upon the completion of the spin-off, as discussed above.

Full Year 2012 Financial Summary

Total revenues increased 7.3% to $509.7 million compared to $475.0 million in the prior year period, driven by comparable restaurant sales growth of 8.1% at Pollo Tropical and 4.7% at Taco Cabana. The growth in comparable restaurant sales resulted from an increase in comparable guest traffic of 6.6% at Pollo Tropical and 1.9% at Taco Cabana, with an increase in average check of 1.5% at Pollo Tropical and 2.8% at Taco Cabana.

Net income decreased $1.3 million to $8.3 million, or $0.35 per diluted share, compared to $9.5 million, or $0.41 per diluted share, in 2011. The variance was due to the impact of the spin-off from Carrols on May 7, 2012 and related expenses, the establishment of a separate public company with a transitioning infrastructure and senior management team, and impairment charges primarily associated with the closure of Pollo Tropical restaurants in the New Jersey market. These factors more than offset the positive impact of revenue growth and related profitability, and the positive impact of the qualification for sale treatment of sale-leaseback transactions.

Restaurant Development

Fiesta opened two new Company-owned Taco Cabana restaurants in the Dallas, Texas area and one new Company-owned Pollo Tropical restaurant on the east coast of Florida during the fourth quarter of 2012. Fiesta also sold two Taco Cabana restaurants to an existing franchisee in the fourth quarter of 2012. For the full year of 2012, there were a total of ten Company-owned Pollo Tropical and Taco Cabana restaurant openings and eight closings, including the closure of five Pollo Tropical restaurants resulting from the exit of the New Jersey market in the first quarter of 2012, and the sale of two Taco Cabana restaurants to an existing franchisee in the fourth quarter of 2012.

As of December 30, 2012, the Company owned 91 Pollo Tropical restaurants and 160 Taco Cabana restaurants and franchised 35 Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, Panama, Trinidad & Tobago, and Venezuela, and eight Taco Cabana restaurants in the U.S.

Reinstatement of the Work Opportunity Tax Credit

On January 2, 2013, President Obama signed the American Taxpayer Relief Act of 2013 into law, which included a provision to re-enact the Work Opportunity Tax Credit as of January 1, 2012, with a new expiration date of December 31, 2013. Because the Act was re-enacted after Fiesta’s fiscal year-end, the retroactive re-enactment of the Work Opportunity Tax Credit is not reflected in the Company’s 2012 provision for income taxes and will be recognized in the first quarter of 2013. As a result, Fiesta now expects the 2013 effective tax rate to be 32% to 34%, which includes the impact of the reinstatement of the Work Opportunity Tax Credits for both 2012 and 2013.

Investor Conference Call Today

Fiesta will host a conference call and webcast to review fourth quarter and full year 2012 results today at 4:30 PM ET. Hosting the call will be Tim Taft, President and Chief Executive Officer, and Lynn Schweinfurth, Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-287-5532 or for international callers by dialing 719-325-2250. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 8047814. The replay will be available until Thursday, March 7, 2013.

The conference call will also be webcast live from the corporate website at www.FRGI.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. owns, operates, and franchises the Pollo Tropical® and Taco Cabana® restaurant brands with 251 company-owned and operated restaurants and 43 franchised restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, Panama, Trinidad & Tobago, and Venezuela as of December 30, 2012. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with a broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc. visit our corporate website at www.FRGI.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of Fiesta’s strategies, intentions or plans, are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta’s control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta’s filings with the Securities and Exchange Commission.

Fiesta Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	(unaudited)
	Three months ended (a)		Twelve months ended (a)
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Revenues:
Restaurant sales	$125,929	$116,469	$507,351	$473,249
Franchise royalty revenues and fees	649	477	2,375	1,719

Total revenues	126,578	116,946	509,726	474,968
Costs and expenses:
Cost of sales	40,408	37,859	163,514	152,711
Restaurant wages and related expenses (b)	34,444	32,134	136,265	129,083
Restaurant rent expense (c)	6,306	4,404	22,006	16,930
Other restaurant operating expenses	16,094	14,786	64,819	61,877
Advertising expense	4,953	3,903	17,047	16,264
General and administrative expenses (b)(d)(e)	11,070	10,373	43,870	37,459
Depreciation and amortization (c)	4,575	4,954	18,278	19,537
Impairment and other lease charges	223	1,728	7,039	2,744
Other expense (income)	(92)	39	(92)	146

Total costs and expenses	117,981	110,180	472,746	436,751

Income from operations	8,597	6,766	36,980	38,217
Interest expense (c)	5,090	7,703	24,424	24,041

Income (loss) before income taxes	3,507	(937)	12,556	14,176
Provision (benefit) for income taxes	945	(807)	4,289	4,635

Net income (loss)	$2,562	$(130)	$8,267	$9,541

Basic and diluted net income (loss) per share (f)	$0.11	$(0.01)	$0.35	$0.41

Basic and diluted weighted average common shares outstanding	22,748,241	23,161,822	22,890,018	23,161,822

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve month periods ended December 30, 2012 and January 1, 2012 included 13 and 52 weeks, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $2 and $3 for the three month periods ended December 30, 2012 and January 1, 2012, respectively, and $11 and $18 for the years ended December 30, 2012 and January 1, 2012, respectively. General and administrative expenses include stock-based compensation expense of $431 and $406 for the three month periods ended December 30, 2012 and January 1, 2012, respectively, and $2,025 and $1,690 for the years ended December 30, 2012 and January 1, 2012, respectively.
(c)	Prior to the spin-off from Carrols, certain sale-leaseback transactions were classified as lease financing transactions because Carrols guaranteed the related lease payments. Effective upon the spin-off, the provisions that previously precluded sale-leaseback accounting were cured or eliminated. As a result, the real property leases entered into in connection with these transactions are now recorded as operating leases. Additionally, in the second quarter of 2012, we exercised purchase options associated with the leases for five restaurant properties also previously accounted for as lease financing obligations and purchased those properties from the lessor. Because of the qualification of these leases and purchase of the five properties, restaurant rent expense was $1.6 million higher, depreciation expense was $0.5 million lower, and interest expense was $2.7 million lower in the fourth quarter of 2012 as compared to the fourth quarter of 2011. For the year ended December 30, 2012, restaurant rent expense was $4.4 million higher, depreciation expense was $1.4 million lower, and interest expense was $7.1 million lower as compared to the year ended January 1, 2012.
(d)	General and administrative expenses include expenses related directly to Fiesta and corporate expenses allocated from Carrols (parent company of Fiesta until May 7, 2012). Such allocated expenses are for administrative support including executive management, information systems and certain accounting, legal and other administrative functions. Following the spin-off, the Company performs these functions or purchases services from either Carrols (under a transition services agreement) or third parties.
(e)	General and administrative expenses in the year ended December 30, 2012 include a charge of $0.6 million associated with announced retirements of the Executive Vice Presidents of both the Pollo Tropical and Taco Cabana brands effective January 31, 2013.
(f)	As previously disclosed, Fiesta has granted shares of restricted stock to certain of its employees. Because the unvested shares participate in any dividends declared, the unvested shares are considered a second class of common stock for accounting purposes, impacting the calculation of net income per share. For further information, please see the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2012.

Fiesta Restaurant Group, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

	December 30, 2012	January 1, 2012

Assets
Cash	$15,533	$13,670
Other current assets	15,424	13,939
Property and equipment, net	126,516	195,122
Goodwill	123,484	123,484
Intangible assets, net	202	301
Deferred income taxes	13,101	11,659
Deferred financing costs, net	5,690	6,908
Other assets	3,779	5,083

Total assets	$303,729	$370,166

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$41,278	$36,673
Long-term debt, net of current portion	200,889	200,949
Lease financing obligations	3,029	123,019
Deferred income sale-leaseback of real estate	36,096	4,055
Other liabilities	11,933	10,142

Total liabilities	293,225	374,838
Stockholders’ equity (deficit)	10,504	(4,672)

Total liabilities and stockholders’ equity (deficit)	$303,729	$370,166

Fiesta Restaurant Group, Inc.

Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated

(in thousands, except percentages and number of restaurants):

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Segment Revenues:
Pollo Tropical	$56,535	$51,972	$229,343	$209,525
Taco Cabana	70,043	64,974	280,383	265,443

Total revenues	126,578	116,946	509,726	474,968

Change in comparable restaurant sales: (a)
Pollo Tropical	8.3%	7.8%	8.1%	9.9%
Taco Cabana	6.8%	2.7%	4.7%	3.7%

Adjusted Segment EBITDA (b):
Pollo Tropical	$7,850	$7,758	$38,592	$35,567
Taco Cabana	5,886	6,138	25,649	26,785

Average Sales per Restaurant (c):
Pollo Tropical	$623	$567	$2,538	$2,287
Taco Cabana	432	411	1,768	1,690

Number of Company-Owned Restaurants:
Pollo Tropical	91	91	91	91
Taco Cabana	160	158	160	158

Total company-owned restaurants	251	249	251	249

Company-Owned Restaurant Openings:
Pollo Tropical	1	—	5	2
Taco Cabana	2	—	5	4

Total new restaurant openings	3	—	10	6

Company-Owned Restaurant Closings:
Pollo Tropical	—	—	5	2
Taco Cabana (d)	2	—	3	1

Net change in restaurants	1	—	2	3

(a)	Restaurants are included in comparable restaurant sales after they have been open for 18 months.
(b)	Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, and other income and expense. Adjusted Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.
(c)	Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(d)	During the fourth quarter of 2012, Fiesta sold two Company-owned Taco Cabana restaurants to an existing franchisee.

Fiesta Restaurant Group, Inc.

Supplemental Non-GAAP Information

The following table sets forth certain unaudited supplemental financial data for the periods indicated

(in thousands, except per share amounts):

Adjusted net income and related adjusted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income before impairment and other lease charges and the impact of the qualification for sale-leaseback accounting (primarily upon the spin-off from Carrols) for certain leases previously accounted for as lease financing obligations. Management believes that adjusted net income and related adjusted earnings per share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)				(unaudited)
	Three months ended				Twelve months ended
	December 30, 2012		January 1, 2012		December 30, 2012		January 1, 2012
	$	EPS	$	EPS	$	EPS	$	EPS
Net income	$2,562	$0.11	$(130)	$(0.01)	$8,267	$0.35	$9,541	$0.41
Add (each net of tax effect):
Impairment and other lease charges (a)	148	0.01	1,163	0.05	4,632	0.20	1,847	0.08
Qualification for sale leaseback accounting (b)	—	—	872	0.04	1,249	0.05	3,645	0.16

Adjusted net income	$2,710	$0.12	$1,905	$0.08	$14,148	$0.60	$15,033	$0.65

(a)	Impairment and other lease charges for the twelve months ended December 30, 2012 are primarily related to the closure of five Pollo Tropical restaurants in New Jersey in the first quarter of 2012. Impairment and other lease charges for each period are presented net of taxes of $76, $565, $2,407 and $897 for the three and twelve months ended December 30, 2012 and January 1, 2012, respectively.
(b)	For certain of our sale-leaseback transactions, Carrols Corporation (a wholly-owned subsidiary of Carrols) has guaranteed the lease payments on an unsecured basis or is the primary lessee on the leases associated with certain of our sale-leaseback transactions. Prior to the spin-off from Carrols, these leases were classified as lease financing obligations because the guarantee from Carrols Corporation, a related party prior to the Spin-off, constituted continuing involvement and caused the sale to not qualify for sale-leaseback accounting. Upon completion of the spin-off from Carrols, such leases qualified for sale-leaseback accounting treatment due to the cure or elimination of the provisions that previously precluded sale-leaseback accounting (and the treatment of such leases as operating leases), primarily the guarantees of Carrols Corporation. As a result of the qualification for sale-leaseback accounting treatment during the second quarter of 2012 due to the spin-off from Carrols, we removed the associated lease financing obligations, property and equipment, and deferred financing costs from our balance sheet, and recognized deferred gains on sale-leaseback transactions, which is amortized as a component of rent expense.

Additionally in the second quarter of 2012, we exercised purchase options associated with the leases for five restaurant properties also previously accounted for as lease financing obligations and purchased those properties from the lessor. Subsequently, four of the five properties were sold prior to December 30, 2012, and qualified for sale leaseback treatment at the time of sale. The above table does not consider the impact of the qualification of sale-leaseback accounting for these four properties on the Company’s rent and depreciation expense for all periods presented above.

As a result of the qualification of these leases and purchase of the five properties, restaurant rent expense was $1.6 million and $4.4 million higher, depreciation expense was $0.5 million and $1.4 million lower and interest expense was $2.7 million and $7.1 million lower in the three and twelve months ended December 30, 2012, respectively, compared to the prior year periods.

The amounts reported as “qualification for sale leaseback accounting” represent the net increase in rent expense, decrease in depreciation expense and decrease in interest expense, that would have impacted net income had the leases been accounted for as operating leases for all periods presented, based on the deferred gain on sale-leaseback transactions calculated at the time of the Spin-off, and had the five properties been owned for all periods presented. These amounts are shown net of taxes of $424, $649, and $1,771 in the three months ended January 1, 2012 and the twelve months ended December 30, 2012 and January 1, 2012, respectively. These amounts are included for comparative purposes only, and may not be indicative of what actual results would have been had the qualification for sale-leaseback accounting treatment of these leases (an the treatment of such leases as operating leases) occurred on the dates described above.